ARTICLES SUPPLEMENTARY
RAIT FINANCIAL TRUST
Series D Cumulative Redeemable Preferred Shares of Beneficial Interest
(Par Value $0.01 Per Share)

RAIT FINANCIAL TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

First: Under the authority set forth in Article VI of the Declaration of Trust of the Trust, as amended (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”) by resolutions dated as of September 27, 2012, designated and classified 4,000,000 shares of the authorized but unissued unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as the “Series D Cumulative Redeemable Preferred Shares of Beneficial Interest,” par value $0.01 per share, and has provided for the issuance of such series.

Second: The classification increases the number of shares classified as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, from 0 shares immediately prior to the classification to 4,000,000 shares immediately after the classification. The classification decreases the number of unclassified preferred shares of beneficial interest, par value $0.01 per share, from 12,340,000 shares immediately prior to the classification to 8,340,000 shares immediately after the classification. Prior to this classification, the Trust had classified:

(1) 4,760,000 shares as 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series A Preferred Shares”);

(2) 4,300,000 shares as 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series B Preferred Shares”); and

(3) 3,600,000 shares as 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series C Preferred Shares”).

Third: The preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest are as follows:

(1) Designation and Number. A series of preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), designated as the “Series D Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series D Preferred Shares”), is hereby established. The number of Series D Preferred Shares shall be 4,000,000 shares. The par value of Series D Preferred Shares shall be $0.01 per share.

(2) Rank. The Series D Preferred Shares, will, with respect to dividend rights, redemption rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust (a “Liquidation”), rank:

(a) senior to all common shares of beneficial interest, par value $0.03 per share, of the Trust (the “Common Shares”) and to all equity securities issued or to be issued by the Trust the terms of which provide that such equity securities shall rank junior to the Series D Preferred Shares (sometimes the Common Shares and such equity securities are collectively referred to as “Junior Shares”);

(b) on a parity with all equity securities issued or to be issued by the Trust (other than those referred to in clauses (a) and (c)), including, without limitation, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series E Preferred Shares (as defined below) (sometimes the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series E Preferred Shares and such other equity securities are collectively referred to as “Parity Shares”); and

(c) junior to all (i) equity securities issued or to be issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Shares and (ii) existing and future indebtedness of the Trust.

The term “equity securities” does not include debt securities of the Trust that are convertible into or exchangeable for equity securities of the Trust, which debt securities will rank senior to the Series D Preferred Shares prior to conversion or exchange.

(3) Dividends.

(a) Holders of Series D Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of legally available funds of the Trust, cumulative preferential cash dividends at the Applicable Dividend Rate (as defined below) of the Liquidation Preference (as defined below) per Series D Preferred Share per annum; provided, however, that during any period of time that either (i) the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) there exists one or more Default Events (as defined below) and any Series D Preferred Shares are outstanding, the Applicable Dividend Rate shall be increased by 250 basis points. “Default Event” means (unless waived by the holders of a majority of the outstanding Series D Preferred Shares) (i) the failure by the Trust and Subsidiaries (as defined below) of the Trust to perform in all material respects any term, covenant or agreement contained in Section 5.10(e) of the Purchase Agreement (as defined below); (ii) the failure by the Trust to make any payment hereunder, which failure to pay has continued uncured for a period of 10 days; (iii) the failure by the Trust and Subsidiaries of the Trust to perform in all material respects any term, covenant or agreement contained in Sections 5.10(a), 5.10(b), 5.10(c), 5.10(d), 5.10(f) or 5.10(g) of the Purchase Agreement, which failure to perform (if susceptible of cure) has continued uncured for a period of 30 days after the earlier of the receipt of a notice of such failure to perform by the Investor (as defined below) as provided under the Purchase Agreement or the Trust first becoming aware of such failure; (iv) the failure by the Trust and Subsidiaries of the Trust to perform in all material respects any other term covenant or agreement contained herein, in the Purchase Agreement or in any other Related Document (as defined in the Purchase Agreement) not otherwise addressed in clauses (i), (ii) or (iii) above, which failure to perform (if susceptible of cure) has continued uncured for a period of 60 days after the earlier of the receipt of a notice of such failure to perform by the Investor as provided under the Purchase Agreement or the Trust first becoming aware of such failure. Dividends on each Series D Preferred Share shall accrue and cumulate from the date of original issuance of such Series D Preferred Share to, but excluding, the Dividend Payment Date (as defined below), and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each a “Dividend Payment Date”), commencing, with respect to any Series D Preferred Share, on the Dividend Payment Date next succeeding the date of original issuance of such share but in any event no earlier than December 31, 2012. Any dividend payable on the Series D Preferred Shares for any partial dividend period shall be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the share transfer records of the Trust at the close of business on the applicable dividend record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or, if not a business day, the next succeeding business day or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”). “Applicable Dividend Rate” means (a) 7.5% for any period from and after October 1, 2012 (the “Signing Date”) until the date that immediately precedes the third anniversary of the Signing Date, (b) 8.5% for any period from and after the third anniversary of the Signing Date until the date that immediately precedes the sixth anniversary of the Signing Date, and (c) on the sixth anniversary of the Signing Date and on each anniversary of the Signing Date thereafter, the Applicable Dividend Rate then in effect will be increased by 50 basis points. “Subsidiary” means any Person of which a majority of (a) the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions, or (b) equity interests of such Person, in each of clause (a) or (b), are owned directly or indirectly by Company or any of its Subsidiaries or affiliates. “Investor” means ARS VI Investor I, LLC.

(b) Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Shares shall accrue and cumulate whether or not the Trust has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized by the Board of Trustees and declared by the Trust. Accumulated but unpaid dividends on the Series D Preferred Shares shall cumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Shares which may be in arrears.

(c) Except as provided in clause (d) below, if any Series D Preferred Shares are outstanding, no dividends (collectively, “Parity and Junior Dividends”), other than distributions in kind of Common Shares or other shares of the Trust’s equity securities ranking junior to the Series D Preferred Shares as to dividends, may be paid or set apart for payment on the Junior Shares or Parity Shares unless full cumulative dividends (the “Dividend Preference Amount”) due on any past or contemporaneous Dividend Payment Date have been or contemporaneously are authorized and declared and paid or set apart for payment as of the payment date of the relevant Parity and Junior Dividend. Notwithstanding anything herein to the contrary, the Trust may declare and pay Parity and Junior Dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series D Preferred Shares for any dividend period the Dividend Payment Date of which has not occurred as of the date of the declaration or payment of the Parity and Junior Dividends so long as the full Dividend Preference Amount has been paid through the most recent Dividend Payment Date for the Series D Preferred Shares.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and all other Parity Shares, all dividends authorized and declared upon the Series D Preferred Shares, shall be authorized and declared pro rata so that the amount of dividends authorized and declared per Series D Preferred Share and each such other Parity Share shall in all cases bear to each other the same ratio that accumulated dividends per Series D Preferred Share and such other Parity Share (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

(e) Notwithstanding the above, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or Junior Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares or Junior Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Trust’s qualification as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) No dividends on Series D Preferred Shares shall be authorized by the Board of Trustees or declared or paid or set apart for payment by the Trust if such declaration or payment or setting apart for payment shall be restricted or prohibited by law.

(g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series D Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series D Preferred Shares for the year bears to the Total Dividends. The Trust may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series D Preferred Shares would include in income their appropriate share of the Trust’s undistributed long-term capital gains, as designated by the Trust.

(h) In determining whether a distribution (other than upon a Liquidation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference and the liquidation preference (if any) of any Parity Shares and Junior Shares will not be added to the Trust’s total liabilities.

(i) Holders of Series D Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series D Preferred Shares as described above. Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Shares which remains payable.

(4) Liquidation Preference.

(a) In the event of any Liquidation, the holders of Series D Preferred Shares then outstanding shall be entitled to receive out of the assets of the Trust available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of the Trust) an amount equal to (i) $25.00 per share in the case of a Liquidation occurring on or after the fifth anniversary of the Signing Date, and (ii) $26.25 per share in the case of a Liquidation occurring prior to the fifth anniversary of the Signing Date, in either case, plus any accumulated and unpaid dividends thereon to the date of payment (the “Liquidation Preference”), whether or not authorized and declared, before any distribution of assets is made to holders of Common Shares and any other Junior Shares.

(b) If, upon any such Liquidation, the assets of the Trust are insufficient to make full payment to holders of the Series D Preferred Shares and any Parity Shares, then the holders of the Series D Preferred Shares and all other such classes or series of Parity Shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series D Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

(d) After payment of the full amount of the Liquidation Preference, the holders of Series D Preferred Shares shall have no right or claim to any of the remaining assets of the Trust.

(e) None of a consolidation or merger of the Trust with or into another entity, the merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease, transfer or conveyance of all or substantially all of the Trust’s property or business shall be considered a Liquidation.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of the Trust or otherwise is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series D Preferred Shares and the preferential rights (if any) of any Parity Shares and Junior Shares will not be added to the Trust’s total liabilities.

(g) The term “Change of Control” means an event or series of related events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the outstanding equity securities of the Trust entitled to vote for members of the Board of Trustees of the Trust (taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) at any time a majority of the members of the Board of Trustees of the Trust cease to be composed of individuals (a) who were members of the Board of Trustees on the first day of the 12 consecutive months immediately preceding such date, (b) whose election or nomination to the Board of Trustees was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of the Board of Trustees or (c) whose election or nomination to the Board of Trustees was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of the Board of Trustees (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of the Board of Trustees occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more Trustees by any person or group other than a solicitation for the election of one or more Trustees by or on behalf of the Board of Trustees);

(iii) any consolidation or merger of the Trust with or into any other Person, any merger of another Person into the Trust or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties, assets or business of the Trust to another Person, other than (a) any consolidation or merger (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Trust and (y) pursuant to which holders of shares of the Trust immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 75% or more of the total voting power of all shares of the Trust entitled to vote generally in the election of Trustees or equivalent positions of the continuing or surviving entity immediately after such transaction or (b) any merger which is effected solely to change the jurisdiction of formation of the Trust;

(iv) the Trust is liquidated or dissolved or a resolution is passed by the Board of Trustees approving a plan of liquidation or dissolution of the Trust;

(v) the Trust shall cease to own, directly or indirectly, 100% of the general partner interests of RAIT Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), at least 67% of the limited partner interests of the Operating Partnership and 100% of the common shares of beneficial interest of Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna”); or

(vi) the Operating Partnership shall cease to own, directly or indirectly, 100% of the common equity interests of NewSub (as defined below).

(5) Redemption.

(a) Trust Redemption Right. The Trust shall not have the right to redeem the Series D Preferred Shares prior to the fifth anniversary of the Signing Date, except that the Trust shall have the right to redeem the Series D Preferred Shares prior to the fifth (5th) anniversary of the Signing Date at a redemption price of $26.25 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared (i) in whole or in part to maintain the Trust’s qualification as a REIT under the Code, (ii) upon a Change of Control or (iii) in connection with an exercise of Warrants (as defined in the Purchase Agreement) by a holder of Series D Preferred Shares for cash, in which case such optional redemption pursuant to this clause (iii) shall be from such holder of Series D Preferred Shares that exercised its Warrant for that number of Series D Preferred Shares not to exceed the lesser of (x) the number of Series D Preferred Shares held by such holder and (y) the number of Series D Preferred Shares for which the redemption price (including accrued but unpaid dividends thereon) equals the aggregate exercise price paid by such holder upon such Warrant exercise. On or after the fifth (5th) anniversary of the Signing Date, the Trust, at its option, upon giving notice as provided below, may redeem the Series D Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared. The redemption right of the Trust under this Section 5(a) is referred to as the “Trust Redemption Right.”

(b) Mandatory Redemption. From and after the occurrence of a Mandatory Redemption Triggering Event (as defined below), each holder of Series D Preferred Shares may elect to have all or a portion of such holder’s Series D Preferred Shares redeemed by the Trust. In such event, the Trust shall redeem that number of outstanding Series D Preferred Shares that such holder elects to have redeemed, for cash, at a redemption price of $26.25 per share prior to the fifth anniversary of the Signing Date and $25.00 per share on or after the fifth anniversary of the Signing Date, in each case, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared (the “Mandatory Redemption Right”).

(i) The term “Mandatory Redemption Triggering Event” means each of: (i) the occurrence of a Change of Control; (ii) the Trust’s ceasing to be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; (iii) the Trust’s failure to satisfy the requirements for qualification and taxation as a REIT under the Code, or the Trust’s revocation of its election to be taxed as a REIT under the Code, including pursuant to a determination by the Board of Trustees that it is no longer in the best interests of the Trust for the Trust to continue to so qualify as a REIT; (iv) the failure by the Trust and Subsidiaries of the Trust to perform in all material respects any term, covenant or agreement contained in the Purchase Agreement, which failure to perform constitutes a Draw Down Termination Event under the Purchase Agreement after giving effect to any applicable cure period thereunder and has continued uncured for a further period of 60 days after such Draw Down Termination Event has occurred; (v) the Chief Executive Officer of the Trust as of the Signing Date (as defined below) shall have been removed or terminated by the Board of Trustees as Chief Executive Officer of the Trust, and a replacement Chief Executive Officer shall not have been hired within one hundred eighty (180) days of such removal or termination, which replacement shall be reasonably acceptable to the holders of a majority of the outstanding Series D Preferred Shares; or (vi) (A) the Securities and Exchange Commission (the “SEC”) shall have filed a complaint against any of the Trust or any of its Subsidiaries or a Trustee, director or executive officer of the Trust or any of its Subsidiaries with respect to the business of the Trust or any of such Subsidiaries or (B) the Trust or any such Subsidiaries shall have entered into a settlement with the SEC to an enforcement action by the SEC against any person covered by clause (A) with respect to the business of the Trust or any of such Subsidiaries or (C) a judgment shall have been entered by a court that includes a finding that any person covered in clause (A) shall have violated securities laws, rules or regulations with respect to the business of the Trust or any such Subsidiaries and, in each of clauses (A)-(C) above, in the good faith determination of the holders of a majority of the outstanding Series D Preferred Shares, the filing of such complaint or the entry of such settlement or the entry of such judgment would have a Material Adverse Effect (as defined below).

(ii) “Material Adverse Effect” shall mean any condition, occurrence, state of facts or event having any effect on the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Trust that is material and adverse to the Trust and its Subsidiaries, taken as a whole, or any condition, occurrence, state of facts or event that prohibits or otherwise materially interferes with or materially delays the ability of the Trust or any of its Subsidiaries to perform any of their material obligations hereunder, under the Purchase Agreement or under any other Related Documents (as defined in the Purchase Agreement). A Material Adverse Effect shall not include any of the following: (A) changes in general political, economic or financial market conditions that do not disproportionately affect the Trust and its Subsidiaries; (B) changes in industry conditions that do not disproportionately affect the Trust and its Subsidiaries; (C) changes resulting from the parties’ compliance with the terms hereof, of the Purchase Agreement and of the other Related Documents; (D) changes in GAAP (as defined in the Purchase Agreement) that do not disproportionately affect the Trust and its Subsidiaries; (E) changes in laws that do not disproportionately affect the Trust and its Subsidiaries; or (F) acts of terrorism or war.

(iii) References to a Draw Down Termination Event shall include any such event occurring at any time following the Signing Date, including any such event that occurs at any time after the expiration of the Investment Period (as defined in the Purchase Agreement), after Trust has fully drawn on the commitments under the Purchase Agreement or after the Trust is no longer permitted to draw down any further capital thereunder.

(c) Mandatory Amortization. The Trust shall redeem the Series D Preferred Shares with up to $50 million of Net Proceeds (as defined below) promptly following the receipt of such Net Proceeds by NewSub or any Subsidiary of NewSub (i) from and after the fifth (5th) anniversary of the Signing Date in the case of Non-CMBS Net Proceeds and (ii) from and after the seventh (7th) anniversary of the Signing Date in the case of CMBS Net Proceeds (as defined below), in each case, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared (the “Mandatory Amortization”). “Non-CMBS Net Proceeds” shall mean the aggregate cash proceeds received by NewSub or any of its Subsidiaries in respect of any Investment Disposition (as defined below) (other than an Investment Disposition of a CMBS loan), minus the direct costs relating to such Investment Disposition, including reasonable legal, accounting and investment banking fees and sales commissions, taxes paid or payable as a result of the Investment Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price received in respect of such Investment Disposition established in accordance with GAAP. “CMBS Net Proceeds” (and, together with “Non-CMBS Net Proceeds,” the “Net Proceeds”) shall mean the aggregate cash proceeds received by NewSub or any of its Subsidiaries in respect of any Investment Disposition of a CMBS loan, minus the direct costs relating to such Investment Disposition, including reasonable legal, accounting and investment banking fees and sales commissions, taxes paid or payable as a result of the Investment Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price received in respect of such Investment Disposition established in accordance with GAAP. “Investment Disposition” shall mean the sale, transfer or other disposition of any loan or other investment by NewSub or any of its Subsidiaries for cash or Marketable Securities (as defined below), or any other liquidation, distribution or payment received in full or partial payment of such loan or other investment for cash or Marketable Securities, including any cash received upon the sale, transfer or other disposition of any non-cash consideration received in any Investment Disposition. “Marketable Securities” shall mean securities that are traded on an established U.S. securities exchange and that are freely tradeable immediately and without restriction or limitation.

(d) If fewer than all of the outstanding Series D Preferred Shares are to be redeemed pursuant to the Trust Redemption Right or the Mandatory Amortization, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method as may be prescribed by the Board of Trustees; provided, however, that if such Trust Redemption Right is pursuant to Section 5(a)(iii) in connection with a holder’s cash exercise of a Warrant, then the shares to be redeemed shall only be redeemed from such holder. If such redemption is to be by lot and, as a result of such redemption, any holder of Series D Preferred Shares would become a holder of a number of Series D Preferred Shares in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) or the Excluded Holder Limit (as defined in Article VII of the Declaration of Trust), as applicable, except as provided in Section 1(G) of Article VII of the Declaration of Trust, because such holder’s Series D Preferred Shares were not redeemed, or were only redeemed in part, then the Trust shall redeem the requisite number of Series D Preferred Shares of such holder such that no holder will hold in excess of the of the Ownership Limit or the Excluded Holder Limit, as applicable, subsequent to such redemption or otherwise transfer the shares pursuant to Article VII.

(e) No Series D Preferred Shares, Common Shares or any other Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for Junior Shares or Parity Shares) unless:

(i) the Dividend Preference Amount with respect to all Series D Preferred Shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment thereof is set apart for payment at the time of such relevant acquisition; and

(ii) the dividend with respect to any Series D Preferred Shares for which a notice of redemption has been given with respect to any partial dividend period from the prior Dividend Payment Date to, but excluding, the redemption date, computed, in the case of such partial dividend period, in accordance with Section 3(a) above, has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition. The restrictions in this Section 5 shall not prevent the repurchase or transfer of Common Shares, Junior Shares or Parity Shares of any series of the Trust pursuant to Article VII of the Declaration of Trust or otherwise in order to enforce the ownership restrictions set forth in Article VII and ensure that, among other things, the Trust remains qualified as a REIT for United States federal income tax purposes, or the redemption, purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series D Preferred Shares.

(f) Prior to or contemporaneous with any redemption of Series D Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends on the Series D Preferred Shares for which a notice of redemption has been given to the redemption date, whether or not authorized and declared.

(g) The following provisions set forth the procedures for redemption pursuant to the Trust Redemption Right or Mandatory Amortization:

(i) Notice of redemption will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom notice was defective or not given. If the Trust Redemption Right is pursuant to Section 5(a)(iii) in connection with a holder’s cash exercise of a Warrant, such notice of redemption must be furnished no later than 10 calendar days following the Trust’s receipt of the holder’s election to exercise the Warrant.

(ii) In addition to any information required by law or by the applicable rules of any exchange or automated interdealer quotation system upon which the Series D Preferred Shares may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series D Preferred Shares to be redeemed; (D) the place or places where the holders of Series D Preferred Shares may surrender certificates for payment of the redemption price; and (E) that dividends on the Series D Preferred Shares to be redeemed will cease to accumulate on the redemption date.

(iii) On or after the redemption date, each holder of Series D Preferred Shares to be redeemed shall present and surrender the certificates evidencing his or her Series D Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to, but excluding, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series D Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all of the shares evidenced by any such certificate evidencing Series D Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.

(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all dividends on the Series D Preferred Shares designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated and unpaid dividends up to, but excluding, the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but excluding, the redemption date) of the Series D Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series D Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but excluding, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series D Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(h) The following provisions set forth the procedures for redemption pursuant to the Mandatory Redemption Right:

(i) Any election by a holder of Series D Preferred Shares for a Mandatory Redemption Right pursuant to Section 5(b) shall be made by written notice to the Trust at least twenty (20) business days prior to the elected redemption date.

(ii) Each notice shall state the redemption date and the number of Series D Preferred Shares to be redeemed.

(iii) On or after the redemption date, each holder of Series D Preferred Shares to be redeemed shall present and surrender the certificates evidencing his or her Series D Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to, but excluding, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series D Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all of the shares evidenced by any such certificate evidencing Series D Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.

(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all dividends on the Series D Preferred Shares designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated and unpaid dividends up to, but excluding, the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but excluding, the redemption date) of the Series D Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the Trust shall notify such holders of the Series D Preferred Shares to be redeemed (A) of the date of such deposit, (B) the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but excluding, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series D Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(i) The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Section 5 hereof or Section 2(G) of Article VII of the Declaration of Trust.

(j) All or a portion of the applicable redemption price for any Trust Redemption Right or for a Mandatory Redemption Right pursuant to clauses (iv) – (vi) of the definition of Mandatory Redemption Triggering Event above may be paid by the Trust in its sole discretion by executing and delivering to any holder of Series D Preferred Shares being redeemed a promissory note in the form attached hereto as Exhibit A, having a principal amount equal to the redemption price payable to such holder(s).

(k) Subject to applicable law and the limitations on purchases, redemptions or other acquisitions set forth in Section 5 hereof, the Trust may, at any time and from time to time, purchase any Series D Preferred Shares in the open market, by tender or by private agreement.

(6) Voting Rights.

(a) Holders of the Series D Preferred Shares shall not have any voting rights, except as set forth below.

(b) During the Investment Period (as defined in the Purchase Agreement) and thereafter, for so long as the Investor and its Affiliates that are Permitted Transferees (as defined in the Purchase Agreement) collectively own at least 10% of the aggregate Series D Preferred Shares actually issued under the Purchase Agreement (the “Ownership Condition”), (i) the Board of Trustees shall include one person designated by the Investor (such designee, the “Series D Designee”) to serve as Trustee of the Board of Trustees (the “Series D Trustee”), (ii) the Trust shall nominate the Series D Designee for election as the Series D Trustee at each annual meeting of the shareholders or at any special meeting held in place thereof and (iii) no person other than the Series D Designee shall be eligible for nomination or election as the Series D Trustee. So long as the Ownership Condition continues to be satisfied, such right shall be exercisable (i) upon the first issuance of Series D Preferred Shares and (ii) at each annual meeting of shareholders thereafter or at any special meeting held in place thereof. During the Investment Period and thereafter as long as the Ownership Condition continues to be satisfied, any vacancy in the office of the Series D Trustee may be filled only by the person designated by the Investor as the Series D Designee. The provisions contained in this Section 6(b) constitute an election by the Trust not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series D Preferred Shares are entitled to elect the Series D Trustee to the Board of Trustees during any vacancy in the office of such Series D Trustee. Following the expiration of the Investment Period, the right of the Investor to designate the Series D Trustee under this Section 6(b) shall automatically terminate once the Ownership Condition ceases to be satisfied. The right of the Investor to designate the Series D Trustee shall not be transferable by the Investor except to an Affiliate.

(c) Whenever dividends on the Series D Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), then, in accordance with the Declaration of Trust, the number of Trustees of the Trust shall be automatically increased by one, and the holders of Series D Preferred Shares (voting together as a single class) shall be entitled to elect a total of one additional Trustee to the Board of Trustees (the “Preferred Trustee”) to fill such newly created Trusteeship at an annual meeting of shareholders or a special meeting held in place thereof or at a properly called special meeting of the holders of the shares of the Series D Preferred Shares, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all dividends accumulated on the Series D Preferred Shares for the past dividend periods shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment. The rights conferred to the holders of Series D Preferred Shares in this Section (6)(c) (i) are separate from any similar voting rights conferred to and exercisable by any other holders of equity securities of the Trust (including, without limitation, the voting rights of the Parity Shares pursuant to Section 6(b) of the Articles Supplementary of the Series A Preferred Shares, Section 6(b) of the Articles Supplementary of the Series B Preferred Shares and Section 6(b) of the Articles Supplementary of the Series C Preferred Shares and the holders of Series D Preferred Shares shall not be included in the voting class referenced therein) and (ii) shall not limit the right of the Trust to grant separate voting rights to any other series of Preferred Shares. For the avoidance of doubt, the right of holders of Series D Preferred Shares to designate the Preferred Trustee pursuant to this Section 6(c) is in addition to the right of such holders to designate the Series D Trustee pursuant to Section 6(b) above.

(d) If and when the Dividend Preference Amount on the Series D Preferred Shares shall have been paid in full or authorized and declared and a sum sufficient for the payment thereof set apart for payment in full, the holders of Series D Preferred Shares shall be divested of the voting rights set forth in clause (c) above (subject to revesting in the event of each and every Preferred Dividend Default), the term of office of the Preferred Trustee so elected shall expire. Upon the expiration of the term of the Preferred Trustee in accordance with the immediately preceding sentence, the number of Trustees of the Trust shall automatically be reduced by one. The Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights set forth in clause (c) above. So long as a Preferred Dividend Default shall continue, any vacancy in the office of the Preferred Trustee may be filled by a vote of the holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights set forth in clause (c) above. All Trustees of the Trust shall be entitled to one vote per Trustee on any matter. The provisions contained in Section 6(c) hereof and in this Section 6(d) constitute an election by the Trust not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series D Preferred Shares are entitled to elect the Preferred Trustee to the Board of Trustees during a Preferred Dividend Default.

(e) So long as any Series D Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of a majority of the Series D Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

(i) authorize, create or increase the number of authorized or issued shares of any class or series of equity securities ranking senior to the outstanding Series D Preferred Shares with respect to the payment of dividends or the distribution of assets upon Liquidation or reclassify any authorized equity securities of the Trust into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities;

(ii) amend, alter or repeal the provisions of the Declaration of Trust (including the terms of the Series D Preferred Shares set forth herein), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series D Preferred Shares; provided, however, that any authorization, creation or issuance of any other class or series of the Trust’s equity securities, in each case ranking on a parity with or junior to the Series D Preferred Shares with respect to the payment of dividends and the distribution of assets upon Liquidation (other than additional Series D Preferred Shares) shall not in and of itself be deemed to materially and adversely affect the rights, preferences or voting powers of the Series D Preferred Shares; or

(iii) provide any Trustee of the Trust with voting rights that differ from the voting rights of any other Trustee of the Trust.

(f) Any amendment to the terms of the Series D Preferred Shares shall require the exclusive vote of a majority of the outstanding Series D Preferred Shares.

(g) Conversion; Exchange. The Series D Preferred Shares shall be exchanged for shares of newly issued Series E Cumulative Redeemable Preferred Shares, par value $0.01 per share, having the rights and preferences set forth in Exhibit B hereto (the “Series E Preferred Shares”), prior to any transfer in a “brokers transaction” pursuant to Rule 144 under the Securities Act or pursuant to an offering registered under the Securities Act as provided under the Purchase Agreement. Any amendment to the terms of the Series E Preferred Shares as set forth in Exhibit B before the issuance of any Series E Preferred Shares shall require exclusively the vote of a majority of the outstanding shares of Series D Preferred Shares. The Series D Preferred Shares shall not otherwise be convertible or exchangeable for any other property or securities of the Trust. The Trust shall not, whether by merger, consolidation, amendment hereto or to any other provision of the Declaration of Trust, operation of law or otherwise, effect any share split, recapitalization or similar adjustment in respect of the Series E Preferred Shares unless simultaneously in connection therewith the Trust effects an identical share split, recapitalization or similar adjustment to the Series D Preferred Shares.

(7) Restrictions on Transfer and Shares-in-Trust. The Series D Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust and certain restrictions on transfer set forth in the Purchase Agreement.

(8) Status. All Series D Preferred Shares which shall have been redeemed or reacquired in any manner by the Trust shall be returned to unclassified preferred shares of the Trust which may be issued or reclassified by the Board of Trustees from time to time in accordance with the Declaration of Trust, provided that such preferred shares may not be re-issued or sold as Series D Preferred Shares.

(9) Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series D Preferred Shares are outstanding, the Trust shall transmit by mail to all holders of Series D Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the SEC pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust was subject to such Sections (other than any exhibits that would have been required); provided, however, that (i) such annual and quarterly reports shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or Rule 3-10 or Rule 3-16 of Regulation S-X, and (ii) the Trust will not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 or otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. For the avoidance of doubt, the Trust will be required to include the information regarding director, trustee and management compensation required under the Exchange Act to be included in a public company’s quarterly and year-end reports, including the compensation discussion and analysis, summary compensation table and other information required by Part III of Form 10-K. The Trust will promptly upon written request, supply copies of such reports to any prospective holder of Series D Preferred Shares and will mail the reports to the holders of Series D Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the SEC if the Trust was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(10) Exclusion of Other Rights. The Series D Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth herein. The Series D Preferred Shares shall have no preemptive or subscription rights. In connection with any issuance of Series D Preferred Shares by the Trust, an equal number of Subsidiary Preferred Units (as defined below) will be issued by NewSub to the holder(s) of Series D Preferred Shares being issued by NewSub.

(11) Subsidiary Preferred Units.

(a) Pursuant to the Securities Purchase Agreement, dated as of October 1, 2012 (the “Signing Date”), among the Trust, RAIT Partnership, L.P., Taberna, RAIT Asset Holdings IV, LLC (“NewSub”) and the Investor (the “Purchase Agreement”), in connection with any issuance of Series D Preferred Shares by the Trust, an equal number of Subsidiary Preferred Units (as defined below) will be issued by NewSub to the holder(s) of Series D Preferred Shares by NewSub. “Subsidiary Preferred Units” shall mean the preferred units issued by NewSub pursuant to the Purchase Agreement and limited liability company agreement of NewSub.

(b) The Trust shall not, whether by merger, consolidation, amendment hereto or to any other provision the Declaration of Trust, operation of law or otherwise, effect any share split, recapitalization or similar adjustment in respect of the Series D Preferred Shares unless simultaneously in connection therewith NewSub effects an identical share split, recapitalization or similar adjustment to the Subsidiary Preferred Units.

(c) Any payment received in respect of a Subsidiary Preferred Unit will be allocated to the Series D Preferred Share to which such Subsidiary Preferred Unit is linked.

(d) In connection with any transfer of Series D Preferred Shares, an equal number of Subsidiary Preferred Units shall be transferred to the same transferee.

(12) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(13) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Fourth: Upon any restatement of the Declaration of Trust, the terms of the Series D Preferred Shares set forth in ARTICLE THIRD hereof shall become Article XVII of the Declaration of Trust.

Fifth: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

Sixth: The Series D Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust and these Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and witnessed by its Chief Operating Officer and Secretary on October 1, 2012.

WITNESS: By: /s/ Raphael Licht	RAIT FINANCIAL TRUST By: /s/ James Sebra

Name: Raphael Licht Title: Chief Operating Officer and Secretary	Name: James Sebra Title: Chief Financial Officer and Treasurer

THE UNDERSIGNED, Chief Financial Officer and Treasurer of RAIT Financial Trust, who executed on behalf of the Trust the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ James Sebra
James Sebra
Chief Financial Officer and Treasurer

EXHIBIT A

Form of Promissory Note

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

$[      ] [DATE]

FOR VALUE RECEIVED, RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), promises to pay to the order of [      ] (“Holder”), the principal amount of [      ] ($[      ]) and interest on the outstanding principal amount as provided below.

This note (this “Note”) is being issued pursuant to the Articles Supplementary filed with the Department of Assessments and Taxation of the State of Maryland with respect to the Company’s Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Articles Supplementary”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Securities Purchase Agreement, dated as of October 1, 2012, by and among the Company, RAIT Partnership, L.P., Taberna Realty Finance Trust, RAIT Asset Holdings IV, LLC and ARS VI Investor I, LLC.

The terms and conditions of this Note are as follows:

1. This Note shall accrue interest (calculated on the basis of a 360-day year of 30-day months, computed annually) on the unpaid principal amount of this Note at a rate of twelve and one half percent (12.5%) per annum (the “Interest Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year until such unpaid principal is paid or prepaid in cash in full.

2. The principal amount of this Note and all accrued and unpaid interest thereon shall be due on [      ]1 (the “Maturity Date”). On the Maturity Date, the Company shall pay to Holder all principal and accrued but unpaid interest thereon.

3. Each payment upon this Note shall be made at [      ] or any other place that Holder may direct in writing.

4. The Company, at its option, may make prepayments of the principal of, and the interest on, this Note in whole or in part (in minimum increments of $1,000,000, or if less, the remaining principal amount of the Note), at any time without premium or penalty, but with accrued interest to the date of such prepayment applicable to the principal amount of the Note being prepaid.

5. Each of the following shall constitute an “Event of Default” under this Note:

a. The occurrence of a Change of Control;

b. the Company shall, pursuant to or within the meaning of the United States Bankruptcy Code or any other foreign, federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”) (i) commence a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official or (iv) make an assignment for the benefit of its creditors;

c. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties or (iii) orders the liquidation of the Company, and in each case, the order or decree is not dismissed within 90 days;

d. the Company fails to pay when due any principal or interest under this Note or any other note issued pursuant to the Warrants, the Common Share Appreciation Rights or the Articles Supplementary, and such failure continues unremedied for a period of ten (10) days; or

e. the occurrence of a default or event of default and the continuation thereof under the terms of any agreement, contract, note or other instrument to which any Issuer Party or any of their respective Subsidiaries is a party which has resulted in the acceleration of in excess of $25.0 million in Recourse Indebtedness and which acceleration has not been rescinded or cured and has not been stayed or restricted by judicial order or process and such occurrence and continuation continues for a period of two (2) business days after Holder’s delivery of written notice to the Company of such occurrence and continuation.

Upon the occurrence of any Event of Default specified in clauses (a) through (c) above after the issuance of this Note and separate from the event that gave rise to the issuance of this Note, all amounts owing with respect to this Note shall become immediately due and payable to Holder automatically and without any requirement of notice from Holder. Upon the occurrence of an Event of Default specified in clauses (d) through (e) above, Holder may declare all amounts owing with respect to this Note and any other note issued to the Holder pursuant to the Warrants, the Common Share Appreciation Rights or Articles Supplementary to be, and they shall thereupon forthwith become, immediately due and without presentment, demand, protest or other notice of any kind.

6. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to this Note (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.

7. The Company waives demand for payment, presentment, notice of dishonor and protest of this Note.

8. No waiver by any party of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Note may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

9. Holder may sell or assign, or grant participations in, all or a portion of, its interest in this Note without the prior written consent of the Company (the “Note Interest”) and, in connection therewith, may make available to any prospective purchaser, assignee or participant any information relative to the Company in his possession. The Holder shall promptly notify the Company of any such sale, assignment or participation grant. The Company may not assign any of its rights hereunder without the prior written consent of Holder.

10. This Note and any term hereof may be changed, discharged or terminated only by an instrument in writing signed by the Company and the Holder. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. The parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Note. This Note shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

1 180 days from the applicable redemption date.

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

RAIT FINANCIAL TRUST

By: Name:
Title:

Acknowledged and agreed to by:

[HOLDER]

By:
Name:
Title:

EXHIBIT B

Series E Cumulative Redeemable Preferred Shares of Beneficial Interest
(Par Value $0.01 Per Share)

FIRST: Under the authority set forth in Article VI of the Declaration of Trust of the Trust, as amended (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”) by resolutions dated as of September 27, 2012, designated and classified 4,000,000 shares of the authorized but unissued unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as the “Series E Cumulative Redeemable Preferred Shares of Beneficial Interest,” par value $0.01 per share, and has provided for the issuance of such series.

SECOND: The classification increases the number of shares classified as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, from 0 shares immediately prior to the classification to 4,000,000 shares immediately after the classification. The classification decreases the number of unclassified preferred shares of beneficial interest, par value $0.01 per share, from 8,340,000 shares immediately prior to the classification to 4,340,000 shares immediately after the classification. Prior to this classification, the Trust had classified:

(1) 4,760,000 shares as 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series A Preferred Shares”);

(2) 4,300,000 shares as 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series B Preferred Shares”); and

(3) 3,600,000 shares as 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series C Preferred Shares”).

(4) 4,000,000 shares as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series D Preferred Shares”).

THIRD: The preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series E Cumulative Redeemable Preferred Shares of Beneficial Interest are as follows:

(1) Designation and Number. A series of preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), designated as the “Series E Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series E Preferred Shares”), is hereby established. The number of Series E Preferred Shares shall be 4,000,000 shares. The par value of Series E Preferred Shares shall be $0.01 per share.

(2) Rank. The Series E Preferred Shares, will, with respect to dividend rights, redemption rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust (a “Liquidation”), rank:

(a) senior to all common shares of beneficial interest, par value $0.03 per share, of the Trust (the “Common Shares”) and to all equity securities issued or to be issued by the Trust the terms of which provide that such equity securities shall rank junior to the Series E Preferred Shares (sometimes the Common Shares and such equity securities are collectively referred to as “Junior Shares”);

(b) on a parity with all equity securities issued or to be issued by the Trust (other than those referred to in clauses (a) and (c)), including, without limitation, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares (sometimes the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and such other equity securities are collectively referred to as “Parity Shares”); and

(c) junior to all (i) equity securities issued or to be issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Shares and (ii) existing and future indebtedness of the Trust.

The term “equity securities” does not include debt securities of the Trust that are convertible into or exchangeable for equity securities of the Trust, which debt securities will rank senior to the Series E Preferred Shares prior to conversion or exchange.

(3) Dividends.

(a) Holders of Series E Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of legally available funds of the Trust, cumulative preferential cash dividends at the Applicable Dividend Rate (as defined below) of the Liquidation Preference (as defined below) per Series E Preferred Share per annum; provided, however, that during any period of time that either (i) the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) there exists one or more Default Events (as defined below) and any Series E Preferred Shares are outstanding, the Applicable Dividend Rate shall be increased by 250 basis points. “Default Event” means (unless waived by the holders of a majority of the outstanding Series E Preferred Shares) (i) the failure by the Trust to make any payment hereunder, which failure to pay has continued uncured for a period of 10 days; or (ii) the failure by the Trust and Subsidiaries of the Trust to perform in all material respects any other term, covenant or agreement contained herein not otherwise addressed in clause (i) above, which failure to perform (if susceptible of cure) has continued uncured for a period of 60 days after the earlier of the receipt of a notice of such failure to perform by the holders of a majority of the outstanding Series E Preferred Shares or the Trust first becoming aware of such failure. Dividends on each Series E Preferred Share shall accrue and cumulate from the date of original issuance of such Series E Preferred Share to, but excluding, the Dividend Payment Date (as defined below), and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each a “Dividend Payment Date”), commencing, with respect to any Series E Preferred Share, on the Dividend Payment Date next succeeding the date of original issuance of such share but in any event no earlier than December 31, 2012. Any dividend payable on the Series E Preferred Shares for any partial dividend period shall be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the share transfer records of the Trust at the close of business on the applicable dividend record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or, if not a business day, the next succeeding business day or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”). “Applicable Dividend Rate” means (a) 7.5% for any period from and after October 1, 2012 (the “Signing Date”) until the date that immediately precedes the third anniversary of the Signing Date, (b) 8.5% for any period from and after the third anniversary of the Signing Date until the date that immediately precedes the sixth anniversary of the Signing Date, and (c) on the sixth anniversary of the Signing Date and on each anniversary of the Signing Date thereafter, the Applicable Dividend Rate then in effect will be increased by 50 basis points. “Subsidiary” means any Person of which a majority of (a) the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions, or (b) equity interests of such Person, in each of clause (a) or (b), are owned directly or indirectly by Company or any of its Subsidiaries or affiliates.

(b) Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Shares shall accrue and cumulate whether or not the Trust has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized by the Board of Trustees and declared by the Trust. Accumulated but unpaid dividends on the Series E Preferred Shares shall cumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series E Preferred Shares which may be in arrears.

(c) Except as provided in clause (d) below, if any Series E Preferred Shares are outstanding, no dividends (collectively, “Parity and Junior Dividends”), other than distributions in kind of Common Shares or other shares of the Trust’s equity securities ranking junior to the Series E Preferred Shares as to dividends, may be paid or set apart for payment on the Junior Shares or Parity Shares unless full cumulative dividends (the “Dividend Preference Amount”) due on any past or contemporaneous Dividend Payment Date have been or contemporaneously are authorized and declared and paid or set apart for payment as of the payment date of the relevant Parity and Junior Dividend. Notwithstanding anything herein to the contrary, the Trust may declare and pay Parity and Junior Dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series E Preferred Shares for any dividend period the Dividend Payment Date of which has not occurred as of the date of the declaration or payment of the Parity and Junior Dividends so long as the full Dividend Preference Amount has been paid through the most recent Dividend Payment Date for the Series E Preferred Shares.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Shares and all other Parity Shares, all dividends authorized and declared upon the Series E Preferred Shares, shall be authorized and declared pro rata so that the amount of dividends authorized and declared per Series E Preferred Share and each such other Parity Share shall in all cases bear to each other the same ratio that accumulated dividends per Series E Preferred Share and such other Parity Share (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

(e) Notwithstanding the above, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or Junior Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares or Junior Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Trust’s qualification as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) No dividends on Series E Preferred Shares shall be authorized by the Board of Trustees or declared or paid or set apart for payment by the Trust if such declaration or payment or setting apart for payment shall be restricted or prohibited by law.

(g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series E Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series E Preferred Shares for the year bears to the Total Dividends. The Trust may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series E Preferred Shares would include in income their appropriate share of the Trust’s undistributed long-term capital gains, as designated by the Trust.

(h) In determining whether a distribution (other than upon a Liquidation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference and the liquidation preference (if any) of any Parity Shares and Junior Shares will not be added to the Trust’s total liabilities.

(i) Holders of Series E Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series E Preferred Shares as described above. Any dividend payment made on the Series E Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Shares which remains payable.

(4) Liquidation Preference.

(a) In the event of any Liquidation, the holders of Series E Preferred Shares then outstanding shall be entitled to receive out of the assets of the Trust available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of the Trust) an amount equal to (i) $25.00 per share in the case of a Liquidation occurring on or after the fifth anniversary of the Signing Date, and (ii) $26.25 per share in the case of a Liquidation occurring prior to the fifth anniversary of the Signing Date, in either case, plus any accumulated and unpaid dividends thereon to the date of payment (the “Liquidation Preference”), whether or not authorized and declared, before any distribution of assets is made to holders of Common Shares and any other Junior Shares.

(b) If, upon any such Liquidation, the assets of the Trust are insufficient to make full payment to holders of the Series E Preferred Shares and any Parity Shares, then the holders of the Series E Preferred Shares and all other such classes or series of Parity Shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series E Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

(d) After payment of the full amount of the Liquidation Preference, the holders of Series E Preferred Shares shall have no right or claim to any of the remaining assets of the Trust.

(e) None of a consolidation or merger of the Trust with or into another entity, the merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease, transfer or conveyance of all or substantially all of the Trust’s property or business shall be considered a Liquidation.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of the Trust or otherwise is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series E Preferred Shares and the preferential rights (if any) of any Parity Shares and Junior Shares will not be added to the Trust’s total liabilities.

(5) Redemption.

(a) Trust Redemption Right. The Trust shall not have the right to redeem the Series E Preferred Shares prior to the fifth anniversary of the Signing Date, except that the Trust shall have the right to redeem the Series E Preferred Shares prior to the fifth (5th) anniversary of the Signing Date at a redemption price of $26.25 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared in whole or in part to maintain the Trust’s qualification as a REIT under the Code. On or after the fifth (5th) anniversary of the Signing Date, the Trust, at its option, upon giving notice as provided below, may redeem the Series E Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared. Upon the consummation of a Change of Control, the Trust, upon giving notice as provided below, shall redeem all but not less than all the Series E Preferred Shares for cash, at a redemption price of $26.25 per share prior to the fifth (5th) anniversary of the Signing Date and $25.00 per share on or after the fifth (5th) anniversary of the Signing Date, in each case, plus all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not authorized and declared. The redemption right of the Trust under this Section 5(a) is referred to as the “Trust Redemption Right.”

(b) The term “Change of Control” means an event or series of related events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the outstanding equity securities of the Trust entitled to vote for members of the Board of Trustees of the Trust (taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) at any time a majority of the members of the Board of Trustees of the Trust cease to be composed of individuals (x) who were members of the Board of Trustees on the first day of the 12 consecutive months immediately preceding such date, (y) whose election or nomination to the Board of Trustees was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of the Board of Trustees or (z) whose election or nomination to the Board of Trustees was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of the Board of Trustees (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of the Board of Trustees occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more Trustees by any person or group other than a solicitation for the election of one or more Trustees by or on behalf of the Board of Trustees);

(iii) any consolidation or merger of the Trust with or into any other Person, any merger of another Person into the Trust or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties, assets or business of the Trust to another Person, other than (x) any consolidation or merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Trust and (B) pursuant to which holders of shares of the Trust immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 75% or more of the total voting power of all shares of the Trust entitled to vote generally in the election of Trustees or equivalent positions of the continuing or surviving entity immediately after such transaction or (y) any merger which is effected solely to change the jurisdiction of formation of the Trust;

(iv) the Trust is liquidated or dissolved or a resolution is passed by the Board of Trustees approving a plan of liquidation or dissolution of the Trust;

(v) the Trust shall cease to own, directly or indirectly, 100% of the general partner interests of RAIT Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), at least 67% of the limited partner interests of the Operating Partnership and 100% of the common shares of beneficial interest of Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna”); or

(vi) the Operating Partnership shall cease to own, directly or indirectly, 100% of the common equity interests of RAIT Asset Holdings IV, LLC, a Delaware limited liability company.

(c) If fewer than all of the outstanding Series E Preferred Shares are to be redeemed pursuant to the Trust Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method as may be prescribed by the Board of Trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E Preferred Shares would become a holder of a number of Series E Preferred Shares in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) or the Excluded Holder Limit (as defined in Article VII of the Declaration of Trust), as applicable, except as provided in Section 1(G) of Article VII of the Declaration of Trust, because such holder’s Series E Preferred Shares were not redeemed, or were only redeemed in part, then the Trust shall redeem the requisite number of Series E Preferred Shares of such holder such that no holder will hold in excess of the Ownership Limit or the Excluded Holder Limit, as applicable, subsequent to such redemption or otherwise transfer the shares pursuant to Article VII.

(d) No Series E Preferred Shares, Common Shares or any other Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for Junior Shares or Parity Shares) unless:

(i) the Dividend Preference Amount with respect to all Series E Preferred Shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment thereof is set apart for payment at the time of such relevant acquisition; and

(ii) the dividend with respect to any Series E Preferred Shares for which a notice of redemption has been given with respect to any partial dividend period from the prior Dividend Payment Date to, but excluding, the redemption date, computed, in the case of such partial dividend period, in accordance with Section 3(a) above, has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition. The restrictions in this Section 5 shall not prevent the repurchase or transfer of Common Shares, Junior Shares or Parity Shares of any series of the Trust pursuant to Article VII of the Declaration of Trust or otherwise in order to enforce the ownership restrictions set forth in Article VII and ensure that, among other things, the Trust remains qualified as a REIT for United States federal income tax purposes, or the redemption, purchase or acquisition of Series E Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series E Preferred Shares.

(e) Prior to or contemporaneous with any redemption of Series E Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends on the Series E Preferred Shares for which a notice of redemption has been given to the redemption date, whether or not authorized and declared.

(f) The following provisions set forth the procedures for redemption pursuant to the Trust Redemption Right:

(i) Notice of redemption will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series E Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange or automated interdealer quotation system upon which the Series E Preferred Shares may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series E Preferred Shares to be redeemed; (D) the place or places where the holders of Series E Preferred Shares may surrender certificates for payment of the redemption price; and (E) that dividends on the Series E Preferred Shares to be redeemed will cease to accumulate on the redemption date.

(iii) On or after the redemption date, each holder of Series E Preferred Shares to be redeemed shall present and surrender the certificates evidencing his or her Series E Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to, but excluding, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series E Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all of the shares evidenced by any such certificate evidencing Series E Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.

(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all dividends on the Series E Preferred Shares designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated and unpaid dividends up to, but excluding, the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but excluding, the redemption date) of the Series E Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series E Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to, but excluding, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series E Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(g) The Series E Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Section 2(G) of Article VII of the Declaration of Trust.

(h) Subject to applicable law and the limitations on purchases, redemptions or other acquisitions set forth in Section 5 hereof, the Trust may, at any time and from time to time, purchase any Series E Preferred Shares in the open market, by tender or by private agreement.

(6) Voting Rights.

(a) Holders of the Series E Preferred Shares shall not have any voting rights, except as set forth below.

(b) Whenever dividends on the Series E Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), then, in accordance with the Declaration of Trust, the number of Trustees of the Trust shall be automatically increased by two, and the holders of Series E Preferred Shares (voting together as a single class with the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and other equity securities of the Trust upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Preferred Shares”)) shall be entitled to elect a total of two additional Trustees to the Board of Trustees (the “Preferred Trustees”) to fill such newly created Trusteeships at an annual meeting of shareholders or a special meeting held in place thereof or at a properly called special meeting of the holders of the shares of the Series E Preferred Shares and of any Parity Preferred Shares, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all dividends accumulated on the Series E Preferred Shares for the past dividend periods shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment. This clause (b) shall not limit the right of the Trust to grant separate voting rights to any other series of Preferred Shares.

(c) If and when the Dividend Preference Amount on the Series E Preferred Shares shall have been paid in full or authorized and declared and a sum sufficient for the payment thereof set apart for payment in full, the holders of Series E Preferred Shares shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if the Dividend Preference Amount and all dividend arrearages on all other series of Parity Preferred Shares giving rise to voting rights with respect to the Preferred Trustees have been paid in full or authorized and declared by the Board of Trustees and set aside for payment in full, the term of office of the Preferred Trustees so elected shall expire. Upon the expiration of the term of the Preferred Trustees in accordance with the immediately preceding sentence, the number of Trustees of the Trust shall automatically be reduced by the number of Preferred Trustees whose term has expired. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office or, if none remains, by a vote of the holders of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred shares (voting as a single class). The Preferred Trustees shall be entitled to one vote per Trustee on any matter. The provisions contained in Section 6(b) hereof and in this Section 6(c) constitute an election by the Trust not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series E Preferred Shares and any Parity Preferred Shares are entitled to elect the Preferred Trustees to the Board of Trustees during a Preferred Dividend Default.

(d) So long as any Series E Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of a majority of the Series E Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

(i) authorize, create or increase the number of authorized or issued shares of any class or series of equity securities ranking senior to the outstanding Series E Preferred Shares with respect to the payment of dividends or the distribution of assets upon Liquidation or reclassify any authorized equity securities of the Trust into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities;

(ii) amend, alter or repeal the provisions of the Declaration of Trust (including the terms of the Series E Preferred Shares set forth herein), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series E Preferred Shares; provided, however, that any authorization, creation or issuance of any other class or series of the Trust’s equity securities, in each case ranking on a parity with or junior to the Series E Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation (other than additional Series E Preferred Shares) shall not in and of itself be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E Preferred Shares; or

(iii) provide any Trustee of the Trust with voting rights that differ from the voting rights of any other Trustee of the Trust.

(e) Any amendment to the terms of the Series E Preferred Shares shall require the exclusive vote of a majority of the outstanding Series E Preferred Shares.

(7) Conversion. The Series E Preferred Shares shall not be convertible or exchangeable for any other property or securities of the Trust. The Trust shall not, whether by merger, consolidation, amendment hereto or to any other provision of the Declaration of Trust, operation of law or otherwise, effect any share split, recapitalization or similar adjustment in respect of the Series D Preferred Shares unless simultaneously in connection therewith the Trust effects an identical share split, recapitalization or similar adjustment to the Series E Preferred Shares

(8) Restrictions on Transfer and Shares-in-Trust. The Series E Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust.

(9) Status. All Series E Preferred Shares which shall have been redeemed or reacquired in any manner by the Trust shall be returned to unclassified preferred shares of the Trust which may be issued or reclassified by the Board of Trustees from time to time in accordance with the Declaration of Trust, provided that such preferred shares may not be re-issued or sold as Series E Preferred Shares.

(10) Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series E Preferred Shares are outstanding, the Trust shall transmit by mail to all holders of Series E Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the SEC pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust was subject to such Sections (other than any exhibits that would have been required); provided, however, that (i) such annual and quarterly reports shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or Rule 3-10 or Rule 3-16 of Regulation S-X and (ii) the Trust will not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 or otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. For the avoidance of doubt, the Trust will be required to include the information regarding director, trustee and management compensation required under the Exchange Act to be included in a public company’s quarterly and year-end reports, including the compensation discussion and analysis, summary compensation table and other information required by Part III of Form 10-K. The Trust will promptly upon written request, supply copies of such reports to any prospective holder of Series E Preferred Shares and will mail the reports to the holders of Series E Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the SEC if the Trust was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(11) Exclusion of Other Rights. The Series E Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth herein. The Series E Preferred Shares shall have no preemptive or subscription rights.

(12) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(13) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH: Upon any restatement of the Declaration of Trust, the terms of the Series E Preferred Shares set forth in ARTICLE THIRD hereof shall become Article XVIII of the Declaration of Trust.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The Series E Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust and these Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.